UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report:  September 5, 2006
(Date of earliest event reported)

THINK PARTNERSHIP INC.
(Exact name of registrant as specified in its charter)

Nevada	001-32442	87-0450450
(State or other jurisdiction of	(Commission File No.)	(IRS Employer Identification No.)
incorporation)

28050 US 19 North
Suite 509
Clearwater, Florida 33761
(Address of Principal Executive Offices)

(727) 324-0046
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐               Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐               Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐               Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐               Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01               Entry into a Material Definitive Agreement

On September 5, 2006, Think Partnership Inc. (the “Company”) entered into an employment agreement with Mr. Jody Brown pursuant to which Mr. Brown will continue to serve as the Company’s chief financial officer.  Further, on September 1, 2006, the Company (i) issued to Mr. Brown options to purchase 50,000 shares of common stock, at an exercise price of $1.92 per share with the options vesting in one year, and (ii) agreed to issue to Mr. Brown options to purchase an additional 50,000 shares of common stock on each of September 1, 2007 and 2008 which options vest one year from the date of issuance.

The employment agreement provides for (i) a three year term; (ii) base salary equal to $250,000 per annum during the term of the agreement; (iii) an annual cash bonus as determined by the Company’s board of directors, (iv) a non-competition and non-solicitation covenant during the term of the employment agreement and for a period of one year thereafter; (vi) other benefits that are generally available to the Company’s vice presidents; and (vii) termination of the employment agreement (A) by the Company for “cause” or the disability of Mr. Brown, (B) automatically upon the death of Mr. Brown, or (C) by Mr. Brown for “good reason”.

The employment agreement defines “cause” to include Mr. Brown’s: (1) repeated gross neglect of or negligence in the performance of his duties, which is not cured within 30 days after written notice thereof; (2) repeated failure or refusal to follow instructions given to him by the board, which is not cured within 30 days after receipt of written notice thereof; (3) repeated violation of any provision of the Company’s bylaws, code of ethics or of any other stated policies, standards, or regulations, which is not cured within 30 days after receipt of written notice thereof; (4) conviction or plea bargaining in regard to any criminal offense, other than a misdemeanor not involving moral turpitude or a minor traffic violation; or (5) violation or breach of any material term, covenant or condition contained in the employment agreement, which is not cured within 30 days after receipt of written notice thereof.  In addition, the employment agreement includes in the definition of “cause” the Securities and Exchange Commission issuing an order prohibiting Mr. Brown from acting as an officer of the Company.

Further if the employment term is terminated by Mr. Brown for good reason, or if the Company terminates the agreement without cause, the Company shall be obligated to pay Mr. Brown (i) any accrued but unpaid salary, prorated annual cash bonus and prorated vacation, and any other amounts accrued but unpaid as of the date of termination, and (ii) a lump-sum severance payment equal to the unpaid salary that would have been paid to Mr. Brown over the balance of the employment term.  The employment agreement defines “good reason” to include a material breach by the Company of any of the terms of the employment agreement or the Company’s failure to pay any amounts due under the agreement and such breach, or failure to pay, is not cured within 30 days.

Item 3.02               Unregistered Sales of Equity Securities

See Item 1.01 for a description of options issued to Mr. Jody Brown.  Additionally, on September 1, 2006, the Company (i) issued to each of Messrs. Antonuk, the Company’s chief operating officer, John Linden, the Company’s chief technology officer and Ken Harlan, chief executive officer of the Company’s PrimaryAds subsidiary, options to purchase 50,000 shares of

2

common stock, at an exercise price of $1.92 per share with the options vesting in one year, and (ii) ) agreed to issue to each of Messrs. Antonuk, Linden and Harlan options to purchase an additional 50,000 shares of common stock on each of September 1, 2007 and 2008 which options vest one year from the date of issuance. The Company relied upon exemptions contained in Section 4(2) of the Securities Act or Regulation D promulgated thereunder to issue the options.

Item 9.01                                             Financial Statements and Exhibits

(d)	Exhibits

	10.1	Employment Agreement, dated September 5, 2006, by and between the Company and Jody Brown.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 5, 2006

THINK PARTNERSHIP INC.

	By:	/s/ Scott P. Mitchell
	Name:	Scott P. Mitchell
	Title:	Chief Executive Officer

3